Exhibit 99

Sealed air Corporation Park 80 East Saddle Brook, NJ 07663-5291
	Contact:	Eric D. Burrell
for release: January 30, 2006		201-791-7600

SEALED AIR REPORTS RECORD SALES IN FOURTH QUARTER

Annual Sales Surpass $4 Billion Milestone

Declares Quarterly Cash Dividend

SADDLE BROOK, N.J., Monday, January 30, 2006 – Sealed Air Corporation (NYSE:SEE) reported diluted earnings per common share of $0.77 for the fourth quarter of 2005, compared with prior year diluted earnings per common share of $0.33.  The prior year quarter included charges related to restructuring and debt redemption and repurchases totaling $0.45 per common share.  Sealed Air’s net sales for the quarter increased 6% to $1.1 billion, compared with $1.0 billion in 2004.

Full year 2005 diluted earnings per common share were $2.69, which includes $0.01 per share in additional charges related to the Company’s fourth quarter 2004 restructuring program.  Diluted earnings per common share for the full year 2004 were $2.25, which included the charges totaling $0.45 per common share described above.  Sealed Air’s net sales for the year increased 8% to $4.1 billion, compared with $3.8 billion in 2004.

Commenting on the Company’s operating performance, William V. Hickey, President and Chief Executive Officer, stated:

“We are pleased to announce that Sealed Air achieved record sales in the fourth quarter and full year as our sales surpassed the $4 billion milestone.  Our solid sales growth throughout the first three quarters of the year continued in the fourth quarter with strength in both our food packaging segment and our protective packaging segment.  As expected, the fourth quarter was challenging from a raw material cost perspective.  However, we continued to mitigate the impact of raw material costs by maintaining tight control on operating expenses and by implementing additional price increases where appropriate.  Despite this difficult cost environment, our cash flow has remained strong.  We repurchased $41 million of our common stock in the fourth quarter, bringing our full year repurchases to $116 million.”

Commenting on the Company’s outlook, Mr. Hickey stated:

“We are very pleased to announce that we are initiating payment of a quarterly cash dividend of $0.15 per common share.
This decision reflects our commitment to our shareholders, the consistency of our cash flow and the strength of our balance sheet, with our cash and short-term investment balances totaling $500 million at the end of this year.  Going forward, we expect to utilize our strong cash flow to continue to invest in our business, to reduce debt and to return value to our shareholders.

“We remain optimistic about the long-term prospects of our business as we develop innovative packaging solutions for our customers and expand our global footprint.  We also will begin the first phase of a new global manufacturing strategy to make the right product in the right place at the right cost.  This strategy will include an expansion of our global production capabilities in developing markets around the world, as well as a realignment of our existing production into manufacturing centers of excellence.  The goal of this multi-year program is to further improve our operating efficiencies, lower our overall cost structure and implement new technologies more effectively.  This program, combined with our supply chain initiative, is expected to produce meaningful savings for the Company in future years.  By taking advantage of new technologies and streamlining production on a global scale, we will continue to enhance profitable growth and our global leadership position.”

Financial Highlights for the Fourth Quarter

•                  Net sales increased 6% to $1.1 billion compared with $1.0 billion for the fourth quarter of 2004.  The increase in net sales principally resulted from the combined impact of a $39 million favorable change in product price/mix and $31 million in unit volume growth, partially offset by an $11 million unfavorable effect of foreign currency translation.  Excluding the unfavorable effect of foreign currency translation, net sales would have increased 7%.

•                  Gross profit was $297 million, or 27.6% of net sales, compared with $308 million, or 30.3% of net sales, for the fourth quarter of 2004.  The decline in gross profit as a percentage of net sales was due to significantly higher petrochemical-based raw material and other energy-related costs combined with an unfavorable shift in product mix, partially offset by selling price increases.

•                  Marketing, administrative and development expenses were held essentially flat at $161 million compared with $160 million for the fourth quarter of 2004.  As a percentage of net sales, these expenses declined to 14.9% for the quarter compared with 15.7% in 2004, reflecting the Company’s tight control on expenses and a reduction in management incentive compensation since the Company did not meet earnings growth objectives for the year.

•                  Operating profit was $136 million, or 12.6% of net sales, compared with $115 million, or 11.3% of net sales, in the fourth quarter of 2004.  The prior year quarter included restructuring and other charges of $33 million.

•                  Interest expense declined to $37 million compared with $39 million in the fourth quarter of 2004.  The decrease was primarily due to the interest savings resulting from the redemption of the entire outstanding principal amount, $177.5 million, of the Company’s 8.75% senior notes due July 2008, and the repurchase of $22.7 million face amount of its 6.95% senior notes due May 2009, both completed in the fourth quarter of 2004, partially offset by the impact of higher interest rates on the Company’s outstanding interest rate swaps.

•                  Other income (expense), net, was income of $4.3 million in 2005 compared to expense of $3.2 million in the fourth quarter of 2004.  This change was primarily due to lower net foreign exchange transaction losses in 2005 compared with the fourth quarter of 2004.

•                  The Company’s effective income tax rate was 28.9% compared with 26.3% in the fourth quarter of 2004.  The 28.9% rate in the quarter results from adjusting the Company’s full year 33.3% rate to 32.1%, primarily due to the reversal of reserves for tax matters for periods that have closed in the relevant jurisdictions.

Business Segment Review

Food Packaging Segment

The Company’s food packaging segment net sales for the fourth quarter increased 6% to $667 million compared with $630 million last year.  Sales for the quarter were driven by solid growth in Case Ready Packaging, record sales in Latin America and the positive effect of selling price increases.  Excluding the $6 million unfavorable effect of foreign currency translation, segment net sales would have increased 7%.  Operating profit for the fourth quarter was $88 million, or 13.1% of net sales, compared with $94 million, or 14.8% of net sales, in 2004.  The decline in operating profit as a percentage of net sales was due to higher raw material and energy-related costs combined with an unfavorable shift in product mix, partially offset by selling price increases.

Protective Packaging Segment

The Company’s protective packaging segment net sales for the fourth quarter increased 6% to $409 million compared with $387 million last year.  Sales growth experienced during the quarter was balanced between volume growth and the positive impact of selling price increases.  Excluding the $5 million unfavorable effect of foreign currency translation, segment net sales would have increased 7%.  Operating profit for the fourth quarter was $49 million, or 11.9% of net sales, compared with $55 million, or 14.2% of net sales, in 2004.  The decline in operating profit as a percentage of net sales was due to higher raw material and energy-related costs combined with an unfavorable shift in product mix, partially offset by selling price increases.

Capital Expenditures

The Company’s capital expenditures in 2005 were $97 million compared with $103 million in 2004.  The Company expects that capital expenditures in 2006 will range between $125 and $150 million.  This estimate includes costs related to new facilities in China that will supply both food packaging and protective packaging products to meet the growing needs of the Chinese market.  The Company does not expect this range to change as it initiates projects related to its global manufacturing strategy.

Cash Dividend

The Company announced today that it is initiating payment of a quarterly cash dividend.  The Company’s Board of Directors has declared a quarterly dividend of $0.15 per common share, which is payable on March 17, 2006 to shareholders of record at the close of business on March 3, 2006.

Earnings Guidance

Sealed Air expects its full year 2006 diluted earnings per common share to be in the range of $2.90 to $3.10.  This guidance assumes a gradual easing of petrochemical-based raw material costs throughout the year, a full year tax rate of 33.3% and steady growth in the global economy.  This guidance does not consider the potential impact of costs related to the implementation of the Company’s global manufacturing strategy mentioned earlier.

Web Site and Conference Call Information

Mr. Hickey and David H. Kelsey, the Company’s Chief Financial Officer, will conduct an investor conference call today at 11:00 a.m. (ET).  The conference call will be webcast live on Sealed Air’s web site at www.sealedair.com in the Investor Information section under the Presentations & Events tab.  Listeners should go to the web site prior to the call to register, and to download and install any necessary audio software.  Prior to the call, the Company will also post supplemental financial and statistical information on its web site in the Investor Information section under the Reports & Filings tab.  A replay of the webcast will also be available on the Company’s web site.

Investors who cannot access the webcast may listen to the live conference call via telephone by dialing (800) 289-0494 (domestic) or (913) 981-5520 (international).  Telephonic replay will be available beginning today at 2:00 p.m. (ET) and ending on Sunday, February 5, 2006 at 12:00 midnight (ET).  To listen to the replay, please dial (888) 203-1112 (domestic) or (719) 457-0820 (international) and use the confirmation code 1937634.

Business

Sealed Air is a leading global manufacturer of a wide range of food and protective packaging materials and systems including such widely recognized brands as Bubble Wrap® cushioning, Jiffy® protective mailers and Cryovac® food packaging products.  For more information about Sealed Air, please visit the Company’s web site at www.sealedair.com.

Non-GAAP Information

The Company’s management from time to time presents information that does not conform to U.S. Generally Accepted Accounting Principles.  Changes in net sales excluding the effect of foreign currency translation are among the indicators used by the Company’s management to measure the performance of the Company’s operations, and thus management believes that this information may be useful to investors.  Such measures are also among the criteria upon which performance-based compensation may be determined.

Forward-Looking Statements

Some of the statements made by the Company in this press release are forward-looking.  These statements include comments as to future events and trends affecting the Company’s business, which are based upon management’s current expectations and are necessarily subject to risks and uncertainties, many of which are outside the control of the Company.  Forward-looking statements can be identified by such words as “anticipates,” “estimates,” “expects,” “intends,” “plans,” “will” and similar expressions.  The following are important factors that the Company believes could cause actual results to differ materially from those in the Company’s forward-looking statements:  changes in raw material and energy costs; the effects of animal and food-related health issues; import/export restrictions; market conditions; the evolution and timing of the Company’s global manufacturing strategy; tax, interest and exchange rates; the success of new products; costs and success of information systems projects; the application of new accounting pronouncements; and legal proceedings.  A more extensive list and description of these and other such factors can be found under the heading “Forward-Looking Statements” in Management’s Discussion and Analysis of Results of Operations and Financial Condition, which appears in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q and in the Company’s other publicly-available filings with the Securities and Exchange Commission.

SEALED AIR CORPORATION AND SUBSIDIARIES

Results for the periods ended December 31

(Unaudited)

(In millions, except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended December 31		% Increase	Year Ended December 31		% Increase
	2005	2004	(Decrease)	2005	2004	(Decrease)

Net sales by business segment:
Food packaging	$667.1	$630.4	6	$2,532.1	$2,346.9	8
Protective packaging	408.6	386.7	6	1,553.0	1,451.2	7

Total net sales	1,075.7	1,017.1	6	4,085.1	3,798.1	8

Cost of sales	779.0	709.3	10	2,927.1	2,636.0	11

Gross profit	296.7	307.8	(4)	1,158.0	1,162.1	—
As a % of total net sales	27.6%	30.3%		28.3%	30.6%

Marketing, administrative and development expenses	160.6	159.5	1	645.9	626.1	3
As a % of total net sales	14.9%	15.7%		15.8%	16.5%

Restructuring and other charges (1)	0.4	33.0	(99)	1.7	33.0	(95)

Operating profit	135.7	115.3	18	510.4	503.0	1
As a % of total net sales	12.6%	11.3%		12.5%	13.2%

Interest expense	(37.3)	(38.8)	(4)	(149.7)	(153.7)	(3)

Loss on debt redemption and repurchases (2)	—	(32.2)	(100)	—	(32.2)	(100)

Other income (expense), net	4.3	(3.2)	NA	15.9	5.8	174

Earnings before income tax expense	102.7	41.1	150	376.6	322.9	17

Income tax expense	29.7	10.8	175	120.8	107.3	13

Net earnings	$73.0	$30.3	141	$255.8	$215.6	19
As a % of total net sales	6.8%	3.0%		6.3%	5.7%

Basic earnings per common share (3)	$0.90	$0.36		$3.09	$2.56

Diluted earnings per common share (3)	$0.77	$0.33		$2.69	$2.25

Weighted average number of common shares outstanding:
Basic	81.5	83.6		82.8	84.2

Diluted	96.7	98.8		98.0	99.4

(1) In the fourth quarter and in the year ended December 31, 2005, the Company incurred restructuring charges for additional costs relating to its global profit improvement initiatives announced in the fourth quarter of 2004. The Company recorded a charge of $33.0 million in the fourth quarter of 2004 for the cost of these projects to improve the Company’s operating efficiencies and cost structure.

(2) In the fourth quarter of 2004, the Company redeemed the entire outstanding principal amount, $177.5 million, of its 8.75% senior notes due July 2008 and repurchased in the open market $22.7 million face amount of its 6.95% senior notes due May 2009. Such debt transactions were at a premium to the face amounts.

(3) See the Supplementary Information included in this release for the calculation of basic and diluted earnings per common share.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

Results for the periods ended December 31

(Unaudited)

(In millions, except per share data)

CALCULATION OF EARNINGS PER COMMON SHARE

	Quarter Ended December 31		Year Ended December 31
	2005	2004	2005	2004
Basic EPS:

Numerator

Net earnings ascribed to common shareholders - basic	$73.0	$30.3	$255.8	$215.6

Denominator

Weighted average number of common shares outstanding - basic	81.5	83.6	82.8	84.2

Basic earnings per common share	$0.90	$0.36	$3.09	$2.56

Diluted EPS:

Numerator

Net earnings ascribed to common shareholders - basic	$73.0	$30.3	$255.8	$215.6

Add: Interest on 3% convertible senior notes, net of income taxes	1.9	1.9	7.8	7.8

Net earnings ascribed to common shareholders - diluted	$74.9	$32.2	$263.6	$223.4

Denominator

Weighted average number of common shares outstanding - basic	81.5	83.6	82.8	84.2

Effect of conversion of 3% convertible senior notes	6.2	6.2	6.2	6.2

Effect of assumed issuance of asbestos settlement shares	9.0	9.0	9.0	9.0

Weighted average number of common shares outstanding - diluted (1)	96.7	98.8	98.0	99.4

Diluted earnings per common share	$0.77	$0.33	$2.69	$2.25

(1) In calculating diluted earnings per common share, the weighted average number of common shares for the quarters and years ended December 31, 2005 and 2004 provides for the conversion of the Company’s 3% convertible senior notes due June 2033 upon application of Emerging Issues Task Force, known as the EITF, Issue No. 04-08, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share,” the assumed issuance of nine million shares of common stock reserved for the Company’s previously announced asbestos settlement, which is discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2004, and the exercise of dilutive stock options, net of assumed treasury stock repurchases.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

Results for the periods ended December 31

(Unaudited)

(In millions)

BUSINESS SEGMENT INFORMATION AND CAPITAL EXPENDITURES (2)

BUSINESS SEGMENT INFORMATION:

	Quarter Ended December 31		Year Ended December 31
	2005	2004	2005	2004

Operating profit
Food Packaging	$87.6	$93.6	$324.2	$319.3

As a % of Food Packaging net sales	13.1%	14.8%	12.8%	13.6%

Protective Packaging	48.7	55.0	188.9	217.6

As a % of Protective Packaging net sales	11.9%	14.2%	12.2%	15.0%

Total segments	136.3	148.6	513.1	536.9

Restructuring and other charges (1)	(0.4)	(33.0)	(1.7)	(33.0)

Unallocated corporate operating expenses	(0.2)	(0.3)	(1.0)	(0.9)

Total	$135.7	$115.3	$510.4	$503.0

As a % of total net sales	12.6%	11.3%	12.5%	13.2%

Depreciation and amortization
Food Packaging	$28.9	$30.3	$115.1	$117.3
Protective Packaging	15.4	15.8	59.5	62.2
Total	$44.3	$46.1	$174.6	$179.5

(1) The quarter and year ended December 31, 2005 includes a $0.1 and $0.8 charge, respectively, related to Food Packaging and a $0.3 and a $0.9 charge, respectively, related to Protective Packaging. The quarter and year ended December 31, 2004 includes a $28.9 charge related to Food Packaging and a $4.1 charge related to Protective Packaging.

	Quarter Ended December 31		Year Ended December 31
	2005	2004	2005	2004

CAPITAL EXPENDITURES:	$30.3	$25.5	$96.9	$102.7

(2) The amounts shown are subject to change prior to the filing of the Company’s upcoming annual report on Form 10-K.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

December 31, 2005 and 2004

(Unaudited)

(In millions)

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2005 (1)	2004

ASSETS

Current assets:

Cash and cash equivalents	$455.8	$358.0

Short-term investments — available-for-sale securities	44.1	54.1

Notes and accounts receivable, net of allowances for doubtful accounts	673.2	662.5

Inventories	409.1	417.9

Other current assets	112.4	118.7

Total current assets	1,694.6	1,611.2

Property and equipment:
Land and improvements	32.8	35.5
Buildings	508.3	524.9
Machinery and equipment	1,914.4	1,969.6
Other property and equipment	127.0	137.0
Construction-in-progress	70.3	46.5
	2,652.8	2,713.5
Less accumulated depreciation and amortization	1,741.6	1,704.9
Property and equipment, net	911.2	1,008.6

Goodwill	1,908.8	1,918.0

Other assets	347.6	317.2

Total Assets	$4,862.2	$4,855.0

(1) The amounts shown are subject to change prior to the filing of the Company’s upcoming annual report on Form 10-K.

	December 31,	December 31,
	2005 (1)	2004

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:

Short-term borrowings	$21.8	$19.8

Current portion of long-term debt	241.4	3.8

Accounts payable	250.3	248.5

Asbestos settlement liability	512.5	512.5

Other current liabilities	432.2	434.9

Income taxes payable	73.4	84.3

Total current liabilities	1,531.6	1,303.8

Long-term debt, less current portion	1,813.0	2,088.0

Other liabilities	127.5	129.7

Total Liabilities	3,472.1	3,521.5

Total Shareholders’ Equity	1,390.1	1,333.5

Total Liabilities and Shareholders’ Equity	$4,862.2	$4,855.0

(1) The amounts shown are subject to change prior to the filing of the Company’s upcoming annual report on Form 10-K.